Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
InvenTrust Properties Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.001 par value	Rule 457(o) and 457(r) (1)	9,200,000	$28.00	$257,600,000	0.00014760	$38,021.76

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amount				—	$257,600,000	—	$38,021.76

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$38,021.76

(1)
Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fees for Registration Statement
No. 333-263342
filed by the registrant on March 7, 2022.

(2)	Reflects the potential additional issuance of 1,200,000 shares of our common stock pursuant to the exercise in full of the underwriters’ option to purchase additional shares.